CODE OF ETHICS

AND

INSIDER TRADING

POLICY AND PROCEDURES

Amended and Restated as of June 10, 2015

UMB FUND SERVICES, INC.

INTRODUCTION

UMB Fund Services, Inc. (“UMBFS”), provide a variety of services to its investment company and alternative investment clients who are in the business primarily of investing, reinvesting, owning, holding and/or trading in securities. As a result of these activities, the federal securities laws impose certain standards upon the activities of the employees of UMBFS. In particular, all employees of UMBFS are precluded from engaging in insider trading or tipping. In addition, certain employees are subject to specific additional regulations that address potential conflicts of interest in their day-to- day activities as well as their personal investment activities. Notwithstanding the applicable securities laws, UMBFS employees are expected to act with the highest level of professional and ethical standards and avoid not only prohibited situations but also those that may give the appearance of impropriety. This is necessary to maintain the integrity of UMBFS’ business and its relationship with its clients.

This Code of Ethics and Insider Trading Policy and Procedures is intended to dictate a level of conduct for employees of UMBFS in their day-to-day and personal trading activities and to provide a means to prevent and detect violations of applicable rules and regulations. It should be read in conjunction with UMB Financial Corporation’s Code of Ethics and Code of Conduct and Policies. Be advised that employees are expected to follow not only the letter of this Code and the Policy, but also their spirit as well. Accordingly, compliance shall be reviewed for both. Questions regarding any aspect of this Code of Ethics and Insider Trading Policy and Procedures should be directed to either the President or the Executive Vice President-General Counsel.

CODE OF ETHICS

I.	STATEMENT OF GENERAL PRINCIPLES

No officer, director or employee of UMBFS shall engage in any of the following acts, practices or courses of business while employed with UMBFS in connection with the purchase or sale of Covered Securities:

•	employ any device, scheme, or artifice to defraud any investment company client;

•	make to any investment company client any untrue statement of a material fact or omit to state to such investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any investment company client;

•	engage in any manipulative practice with respect to any investment company client; and

•	provide any advice or service to any investment company client in connection with the purchase or sale of Covered Securities other than one with which UMBFS has an agreement to provide service without the approval of the President.

In particular, an employee may not knowingly engage in any of the foregoing in connection with any purchase or sale, directly or indirectly, of a security held or to be acquired by an investment company client. In addition, each employee shall follow the following general fiduciary principles in connection with his or her personal investment activities:

•	at all times, place the interests of UMBFS’ investment company clients before his or her personal interests;

•	conduct all personal securities transactions in a manner consistent with this Code of Ethics, where applicable, so as to avoid any actual or potential conflicts of interest, or any abuse of position of trust and responsibility; and

•	not take any inappropriate advantage of his or her position with or on behalf of any investment company client.

II.	DEFINITIONS

A.	“1940 Act” means the Investment Company Act of 1940, as amended.

B.	“Access Person” means any employee of UMBFS who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the future purchase or sale of Covered Securities by any of UMBFS’ investment company clients, or whose functions relate to the making of any recommendations with respect to purchases or sales of Covered Securities. The definition of Access Person shall include and be limited to the following: all employees in the Fund Accounting, Fund Administration, Alternative Investment, and Tax Departments and all employees in the Legal and Compliance Department.

C.	A security “held or to be acquired” means any Covered Security which within the most recent 15 days is or has been held by the investment company client or is being considered by the investment company client or its investment adviser for purchase by the investment company and any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

D.	“Beneficial ownership”1 shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (“1934 Act”), and the rules and regulations promulgated thereunder, by virtue of having a pecuniary interest, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

E.	“Compliance Officer” means UMBFS’ Executive Vice President–General Counsel or her designee.

F.	“Control” means the power to exercise a controlling influence over the management and policies of a company, unless such power is solely the result of an official position with such company.

G.	“Covered Security” means a security defined in section 2(a)(36) of the 1940 Act, exclusive of the securities described in Sections III(F).

H.	“Employee” means any part- or full-time employee of UMBFS.

I.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (“1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

J.	“Investment company client” means any investment company with which UMBFS has an effective contract to provide services including administration, marketing and/or transfer agent services.

K.	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the 1933 Act.

L.	“Purchase or sale of a security” includes the writing of an option to purchase or sell a Covered Security.

M.	“UMBFS” means UMB Fund Services, Inc.

1	“Beneficial ownership” includes ownership of a security in which the access person has a direct or indirect pecuniary interest. A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction. An indirect pecuniary interest is any nondirect financial interest, but is specifically defined in the rules to include securities held by members of the employee’s immediate family sharing the same household; securities held by other relatives whose investments the employee directs or controls, whether the person lives with the employee or not, as well as accounts of another person (individual, partner, corporation, trust, custodian, or other entity) if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains or may obtain therefrom a direct or indirect pecuniary interest; securities held by a partnership of which the employee is the general partner; securities held by a trust of which the employee is the settlor if the employee can revoke the trust, or a beneficiary if the employee has or shares investment control with the trustee; and equity securities which may be acquired upon exercise of an option or other right, or through conversion. A person does not derive a direct or indirect pecuniary interest by virtue of serving as a trustee or executor unless he or a member of his immediate family has a vested interest in the income or corpus of the trust or estate. Questions regarding beneficial ownership should be directed to the Compliance Officer.

III.	EXEMPT TRANSACTIONS

The restrictions of Section IV of this Code shall not apply to the following; provided, however, all transactions adhere to the general fiduciary principles set forth in Section I:

A.	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

B.	Purchases or sales of securities which are not eligible for purchase or sale by any investment company client under its investment objectives and policies set forth in the client’s registration statement.

C.	Purchases or sales which are non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions.

D.	Purchases which are part of an issuer’s automatic dividend reinvestment plan.

E.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights are so acquired.

F.	Securities issued by the Government of the United States (i.e., U.S. Treasury securities), short-term debt securities which are “government securities” within the meaning of section 2(a)(16) of the 1940 Act (which includes securities of the U.S. Government and its instrumentalities), bankers’ acceptances, bank certificates of deposit, commercial paper, and shares of registered open-end investment companies.

G.	Securities issued by any company included in the Standard and Poor’s 500® Index.

H.	Purchases or sales which receive the prior approval of the President or the Compliance Officer because they are only remotely potentially harmful to UMBFS and its investment company clients because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by any investment company client.

IV.	RESTRICTIONS ON PERSONAL INVESTING AND OTHER ACTIVITIES.

A.	Trading Restrictions. No Access Person shall, directly or indirectly, purchase or sell any security in which he or she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such proposed purchase or sale:

1.	is held or to be acquired by or for an investment company client;

2.	is the subject of a pending buy or sell order by an investment company client; or

3.	was purchased or sold by or considered for purchase or sale for an investment company client on the same day as the proposed purchase or sale of such employee.

B.	Limited Offerings. No Access Person may invest in a limited offering of securities unless the individual receives prior approval of the Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in a limited offering. The Compliance Officer shall review the transaction to determine that the investment in not an undisclosed reward for directing business to UMBFS and that the Access Person is not misappropriating an opportunity that should have been offered to an investment company client. Any such investments by the Compliance Officer must receive the prior approval of the President of UMBFS.

C.	Initial Public Offerings. No Access Person of UMBFS may acquire any beneficial ownership in any securities in an initial public offering unless the individual receives prior approval of the Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in the initial public offering. The Compliance Officer shall review the transaction to determine that the investment in not an undisclosed reward for directing business to UMBFS and that the Access Person is not misappropriating an opportunity that should have been offered to an investment company client. Any such investments by the Compliance Officer must receive the prior approval of the President of UMBFS.

D.	Gifts. No Access Person may receive any gift or anything else of more than $100 value within any calendar year from any person, entity or person affiliated with an entity that does business with or on behalf of an investment company client.

E.	Service as a Director. No Access Person may serve on a board of directors of a publicly traded company, absent prior written authorization by the President of UMBFS which authorization is based upon a determination that such service would be consistent with the interests of UMBFS and its investment company clients. Any authorization will be conditioned upon the notification of such position to each investment company client and upon such other conditions as the President may deem necessary to isolate the individual from those making investment decisions.

F.	Other Restrictions. UMBFS recognizes that its employees do not have any on-going, day-to-day involvement with the investment selection process of its investment company clients. In particular, its employees do not provide information or advice relating to the investment decision making process nor are employees typically consulted by the investment advisers regarding specific portfolio transactions prior to their execution. In addition, it has been the practice of UMBFS’ investment company clients and their investment advisers to not share information about securities purchased or sold or considered for purchase or sale for a portfolio until after such securities are purchased or sold. Accordingly, UMBFS believes the foregoing restrictions together with the reporting and compliance procedures described in Section V are sufficient and reasonable to detect and prevent violations of the Code. As discussed in Sections V(F) and VI, if circumstances warrant, the Board of Directors of UMBFS may ban an Access Person from all personal securities transactions or require the preclearance of any such transactions, or impose such other restrictions as it deems necessary or appropriate. Appendix A sets forth additional restrictions and/or reporting procedures, if any.

V.	REPORTING AND COMPLIANCE PROCEDURES

A.	Initial Certification.

1.	Every Access Person shall complete and submit a statement that:

a.	The Access Person understands and recognizes that he/she is subject to the Code of Ethics and Insider Trading Policy and Procedures;

b.	The Access Person will report and disclose the required reportable personal securities transactions;

c.	The Access Person will arrange to have duplicate confirmations sent to UMBFS;

d.	The Access Person will comply with UMBFS’ Code of Ethics and Insider Trading Policy and Procedures; and

e.	The Date that the Certification was submitted by the Access Person.

2.	A copy of the Initial Certification is attached as Appendix B.

B.	Quarterly Securities Transaction Report.

1.	Every Access Person shall complete and submit a Quarterly Securities Transaction Report to the Compliance Officer or her designee which discloses the information required by Section 2 below with respect to transactions in any Covered Security in which such employee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in a Covered Security. A form of the Quarterly Securities Transaction Report Form is provided in Appendix D. Every Access Person shall report to the Compliance Officer or her designee as provided in Section V(C) of this Code of Ethics even if such employee has no personal securities transactions to report for the reporting period.

2.	Every Quarterly Securities Transaction Report shall be provided to the Compliance Officer or her designee no later than twenty calendar days after the end of each calendar quarter. If there has been a reportable transaction for that period, the quarterly report shall contain the following information:

a.	The date of the transaction, the name of the issuer, and the number of shares or the principal amount of the security involved;

b.	The nature of the transaction, i.e., purchase, sale or any other type of acquisition or disposition;

c.	The price at which the transaction was effected;

d.	The name of the broker, dealer, or bank with or through which the transaction was effected;

e.	With respect to any account established by the Access Person during the quarter in which any Covered Securities were held for the direct or indirect benefit of the Access Person: the name of the broker, dealer or bank with whom the Access Person established the account, the date the account was established; and

f.	The date that the report is submitted by the Access Person.

The determination date for timely compliance with this section V(B) is the date the report is received by the Compliance Officer or her designee. Securities described in Section III(F) are not required to be reported.

C.	Annual Certifications. All Access Persons shall annually certify, using the Certification Form Attached as Appendix C, that:

1.	They have read and understand the Code of Ethics and the Insider Trading Policy and Procedures and recognize that they are subject thereto; and

2.	They have complied with the requirements of the Code of Ethics and the Insider Trading Policy and Procedures and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code of Ethics.

3.	The date that the report was submitted by the Access Person.

D.	Confirmations. In addition to the reporting requirements of Section V(A), (B) and (C) all Access Persons shall direct their brokers or financial intermediary to supply to the Compliance Officer or her designee on a timely basis, duplicate copies of brokerage confirmations of all personal securities transactions for all securities accounts in which the Access Person has a direct or indirect beneficial interest (other than securities described in Section III(F)).

E.	Disclaimer of Beneficial Ownership. No Quarterly Report shall be construed as an admission by the Access Person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

F.	Compliance Monitoring.

1.	The Compliance Officer shall establish Post-Trade Monitoring Procedures reasonably necessary to prevent Access Persons from violating this Code, pursuant to which all Quarterly Reports, trade confirmations and other materials regarding personal securities transactions by employees are reviewed to ascertain compliance with the provisions of this Code. The Blue Sky Supervisor or her designee shall review all Quarterly Reports of the Compliance Officer or, if applicable, her designee. It shall be the responsibility of the Compliance Officer to report violations to the management of UMBFS. The UMBFS Board of Directors may impose such other reporting or compliance procedures as necessary or appropriate including bans on some or all personal investment activity or preclearance of securities activities. Appendix A sets forth additional restrictions and/or reporting procedures, if any.

2.	The Compliance Officer, or her designee, shall identify all Access Persons who are required to make reports pursuant to this Code and shall inform such Access Persons of their reporting obligation.

VI.	REVIEW BY BOARD OF DIRECTORS; SANCTIONS

A.	Annual Report to UMBFS Board of Directors.

1.	No less frequently than annually, UMBFS shall provide to its board of directors a written report that describes any issues arising under the Code or procedures since the last report to the board of directors, including but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.

2.	The Compliance Officer or her designee also shall inquire into any apparent violation of the restrictions imposed by this Code and shall report any apparent violations of the restrictions provided herein to UMBFS.

B.	Sanctions. Upon finding such a violation of this Code, UMBFS may impose any sanction or take such remedial actions as it deems appropriate including, without limitation, requiring the disgorgement of profits, imposing fines, barring any personal securities transactions or termination of employment.

VII.	RECORD RETENTION

UMBFS shall maintain records in the manner and to the extent set forth below, which records may be maintained under the conditions described in Rule 31a-2 under the 1940 Act:

A.	Retention of Copy of Code. A copy of this Code shall be preserved in an easily accessible place.

B.	Record of Violations. A record of any violation of this Code and any action taken as a result, shall be preserved in any easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

C.	Copy of Forms and Reports. A copy of each Quarterly Report prepared and filed by an Access Person pursuant to this Code shall be preserved by the Compliance Officer or her designee for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place.

D.	Reporting Person List. A list of all Access Persons who are, or within the past five years have been, required to file Reports pursuant to this Code shall be maintained in an easily accessible place.

E.	Approval Forms. A record of any decision and the reasons supporting the decision to approve the acquisition by Access Persons of securities in an Initial Public Offering or in a Limited Offering shall be maintained for at least five years of the fiscal year in which the decision is made, the first two years in an easily accessible place.

INSIDER TRADING POLICY AND PROCEDURES

I.	SCOPE OF POLICY STATEMENT.

This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by all employees of UMBFS.

The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the Compliance Officer. You must also notify the Compliance Officer if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

II.	POLICY STATEMENT ON INSIDER TRADING.

Each director, officer, member and employee of UMBFS is prohibited from trading, either personally or on behalf of others, including UMBFS’ investment company clients, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every officer, director, member and employee of UMBFS, and extends to activities within and outside their duties at UMBFS. Every such person must read and retain this Policy Statement. Any questions regarding this Policy Statement should be referred to the Compliance Officer.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or the communication of material nonpublic information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(a) trading by an insider, while in possession of material nonpublic information,

or

(b) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

(c) communicating material nonpublic information to others.

III.	GENERAL CONCEPTS

A.	Who is an Insider? The concept of “insider” is broad. It includes officers, directors, trustees and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, UMBFS may become a temporary insider of any company for which it performs services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

B.	What is Material Information? Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material.

It is conceivable that similar advance reports of securities to be bought or sold by a large, influential institutional investor, such as an investment company client, may be deemed material to an investment in those portfolio securities. Advance knowledge of important proposed government regulation, for example, could also be deemed material information regarding companies in the regulated industry.

C.	What is Nonpublic Information? Information is nonpublic until it has been disseminated broadly to investors in the market place. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

D.	Penalties for Insider Trading? Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions

•	treble damages

•	disgorgement of profits

•	jail sentences

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by UMBFS, including dismissal of the persons involved.

IV.	IDENTIFYING INSIDE INFORMATION.

Before any person covered by this policy executes any trade for him or herself or on the behalf of others, including investment company clients, in the securities of a company about which the employee may have potential inside information, the following questions should be considered:

•	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

•	Is the information nonpublic? How was the information obtained? To whom has this information been provided? Has the information been disseminated broadly to investors in the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation? Is it on file with the Securities and Exchange Commission?

If, after consideration of the above, it is found that the information is material and nonpublic, or if there are questions as to whether the information is material and nonpublic, the following steps should be taken:

•	Report the matter immediately to the Compliance Officer.

•	The securities should not be purchased or sold by the officer, director, member or employee or on behalf of others.

•	The information should not be communicated inside or outside UMBFS, other than to the Compliance Officer.

•	After the issue has been reviewed, the officer, director, member or employee will be instructed by either the President or the Compliance Officer as to whether to continue the prohibitions against trading and communication, or allowing the trade and communication of the information.

V.	EMPLOYEE CONFIRMATION

As provided in Section V(E) of the Code of Ethics, all employees will be required to read this Policy Statement and agree to its conditions. All employees will be required to confirm their understanding and acknowledgment of the Code of Ethics, including this Policy Statement, on an annual basis.

Appendix A

Additional Substantive Restrictions and/or

Reporting and Compliance Procedures

None

Appendix B

UMB FUND SERVICES, INC.

Initial Certification

Pursuant to the Code of Ethics and

Insider Trading Policy and Procedures

Amended and Restated as of June 10, 2015

Pursuant to the requirements of the Code of Ethics and Insider Trading Policy and Procedures, the undersigned hereby certifies as follows:

1.	I have read and understand the current Code of Ethics and Insider Trading Policy and Procedures and recognize that I am subject to the terms thereof.

2.	In accordance with Section V of the Code of Ethics, I will report all securities transactions in which I have a beneficial interest, except for transactions exempt from reporting under the Code of Ethics.

3.	I have directed my broker(s) to provide the Compliance Officer or her designee with duplicate confirmations with respect to my brokerage account(s) as required.

4.	I will comply with the Code of Ethics and Insider Trading Policy and Procedures in all respects.

Signature

Dated:

Print Name

Appendix C

UMB FUND SERVICES, INC.

Annual Certification

Pursuant to the Code of Ethics

and

Insider Trading Policy and Procedures

Pursuant to the requirements of the Code of Ethics and Insider Trading Policy and Procedures, the undersigned hereby certifies as follows:

1. I have read and understand the Current Code of Ethics and Insider Trading Policy and Procedures and recognize that I am subject to the terms thereof.

2. Since the date of the last Annual Certificate (if any) given pursuant to the Code of Ethics and Insider Trading Policy and Procedures, I have reported all securities transactions in which I had a beneficial interest, except for transactions exempt from reporting under the Code of Ethics, and have directed my broker(s) to provide the Compliance Officer with duplicate confirmations with respect to my brokerage account(s) as required.

3. I have complied with the Code of Ethics in all respects.

Signature

Dated:

Print Name

Appendix D

INSTRUCTIONS

PLEASE READ CAREFULLY

The attached form is a securities transaction reporting form for your use in reporting your securities transactions during the calendar quarter ended                    . An original copy of this form must be completed, signed and returned to Christine Tubbs no later than                    . If you have no transactions to report, please place a checkmark in the space provided under the table.

In addition to listing the names of the broker-dealers or banks with which you established accounts during the referenced calendar quarter, you must also request that such broker- dealers provide UMBFS with duplicate confirmations of your reportable transactions.

Note the certification in bold print at the end of the report. If this is not accurate with respect to one or more reported transactions, indicate on the form for which reported transaction(s) the certification cannot be made.

Please remember that you are required to report all transactions in securities for which you are a beneficial owner. You are the “beneficial owner” of a security for reporting purposes only if you have a direct or indirect pecuniary interest in the security. A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction. An indirect pecuniary interest is an nondirect financial interest, but is specifically defined in the rules to include securities held by members of your immediate family sharing the same household; securities held by a trust of which you are the settlor (if you can revoke the trust), or a beneficiary (if you have or share investment control with the trustee); and equity securities which may be acquired upon exercise of an option or other right, or through conversion. (Note, the following transactions are not required to be reported: securities issued by the Government of the United States (i.e., U.S. Treasury securities), short-term debt securities which are “government securities” within the meaning of Section 2(a)(16) of the 1940 Act (which includes securities of the U.S. Government and its instrumentalities), bankers’ acceptances, bank certificates of deposit, commercial paper and shares of mutual funds.)

New employees that have not filed a transaction report before should see their supervisor or manager for further information. If you have any questions, feel free to call Christine Tubbs. You should also feel free to return your form in a sealed envelope.

UMB Fund Services, Inc.

Securities Transaction Report

For the Calendar Quarter Ended

During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of UMB Fund Services, Inc. (“UMBFS”).

Security (full name of company) and Ticker Symbol	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Type of Transaction (Buy, Sale, Other)	Price	Broker/Dealer, Bank or Investment Adviser Through Whom Effected

I have no reportable transactions for the quarter ended                .                 (check here)

During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker/Dealer or Bank with the Account	Date Account was Established

I have not established a broker/dealer or bank account during the quarter.                    (check here).

This report (i) excludes transactions involving mutual funds, bankers acceptances, bank certificates of deposit, commercial paper, or municipal securities, or other transactions not required to be reported, (ii) excludes transactions with respect to which I had no direct or indirect influence or control, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

I certify that at the time of each of the transactions listed above, I did not know during the 15-day period immediately before or after the dates of such transactions, that the securities listed were purchased or sold, or considered for purchase or sale, by any of UMBFS’ clients.

This report is to be signed, dated, and returned on or before                    to Christine Tubbs.

Signature:

Legal and Compliance Department Use Only	Print name:

Date Received: _.	Date:
Initials:_ .